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                     September 30, 2022

       Christopher M. Abundis
       EVP, CFO, General Counsel & Secretary
       SILVERBOW RESOURCES, INC.
       920 Memorial City Way, Suite 850
       Houston, Texas 77024

                                                        Re: SILVERBOW
RESOURCES, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 3, 2022
                                                            File No. 001-08754

       Dear Mr. Abundis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Annie Foley